Exhibit 5.3

RICHARDS, LAYTON & FINGER

A PROFESSIONAL ASSOCIATION

ONE RODNEY SQUARE

920 NORTH KING STREET

WILMINGTON, DELAWARE 19801

(302) 651-7700

FAX: (302) 651-7701

WWW.RLF.COM

June 12, 2007

Mellon Capital IV

c/o Mellon Financial Corporation

One Mellon Bank Center 500 Grant Street

Pittsburgh, Pennsylvania 15258

Re:	Mellon Capital IV

Ladies and Gentlemen:

We have acted as special Delaware counsel for Mellon Financial Corporation, a Pennsylvania corporation (the “Company”), and Mellon Capital IV, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on July 8, 2003, as amended by the Certificate of Amendment to Certificate of Trust of the Trust, as filed in the office of the Secretary of State on June 11, 2007 (as so amended, the “Certificate of Trust”);

(b) The Trust Agreement of the Trust, dated as of July 8, 2003, between the Company and the trustee named therein;

(c) The Instrument of Removal and Appointment of Trustee, dated as of June 11, 2007, executed by the Company and the trustee named therein;

(d) Post-Effective Amendment No. 1 to the Registration Statement (the “Registration Statement”) on Form S-3 relating to the Trust Preferred Securities of the Trust representing undivided beneficial interests in the assets of the Trust, including the preliminary prospectus supplement (the “Prospectus”) as filed by the Company, the Trust and others with the Securities and Exchange Commission pursuant to Rule 424 on or about June 12, 2007;

Mellon Capital IV

June 12, 2007

(e) A form of Amended and Restated Trust Agreement of the Trust, to be entered into among the Company, as depositor, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust, attached as an exhibit to the Registration Statement (the “Trust Agreement”); and

(f) A Certificate of Good Standing for the Trust, dated June 12, 2007, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that, at the time of each issuance of the Trust Preferred Securities, the Trust Agreement and the Certificate of Trust will be in full force and effect and will not have been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) that each Person to whom a Normal PCS, Stripped PCS or Capital PCS (collectively, the “Trust Preferred Securities”) is to be issued by the Trust (the “Preferred Security Holders”) will receive an appropriate Trust Preferred Securities Certificate evidencing ownership of such Trust Preferred Securities and will pay for the Trust Preferred Securities acquired by it, in accordance with the Trust Agreement and the Registration Statement, (vii) that the Trust Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Registration Statement, and (viii) that the Capital PCS and the Stripped PCS, will be issued upon an Exchange in accordance with the terms of the Trust Agreement and the Registration Statement and that all conditions precedent to the issuance of the Capital PCS and the Stripped PCS will be satisfied prior to any such issuance. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

Mellon Capital IV

June 12, 2007

This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

2. The Trust Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours, /s/ Richards, Layton & Finger